Exhibit 17.1

RESIGNATION

I, Roger Arnet, President, Secretary, Treasurer, Chief Financial Officer and a director of WestCoast Golf Experiences, Inc., a Nevada corporation (“Company”), hereby tender and submit my resignation as the Company’s President, Secretary, Treasurer, Chief Financial Officer and a director, such resignations to be effective upon this 4th day of January 2008, and upon the acceptance of such positions by Suzanne Fischer concurrently herewith. Such resignation is not the result of any disagreement with the policies, practices or procedures of the Company.

/s/ Roger Arnet
Roger Arnet